         Exhibit 99.1

CITIZENS ANNOUNCES Q1 2020 FINANCIAL RESULTS

Year-over-year earnings per share improvement continues

Citizens took measured actions to deliver uninterrupted essential services  while ensuring safety
AUSTIN, TX – May 7, 2020 – Citizens, Inc. (NYSE: CIA) today announced Q1 2020 financial results showing an earnings per share improvement of $0.01 over Q1 2019—a $0.09 improvement excluding a one-time realized gain from the sale of the former corporate headquarters in 20191.

Financial highlights:
•Net loss ($3.6) million or ($0.07) per share of Class A common stock--$0.01 per share improvement versus Q1 2019; $0.09 per share improvement excluding 1X realized gain1
•Net loss before federal income taxes ($2.2) million--down (211%); 36% better than ($3.5) million net loss before federal income taxes excluding 1X realized gain1
•Revenue down 11% on realized gain--down 2% excluding 1X realized gain1--driven by a decrease in premiums
•First-year sales increase 19% in Life Segment to $2.7 million
•Total assets up 3%--$1.7 billion
•$35 million in available cash and cash equivalents--no financial debt

Geoffrey M. Kolander, President and CEO, said, “Citizens year-over-year earnings per share trends continued to improve in the first quarter on tight expense management, increased investment income and a 19% increase in first-year sales in the Life Insurance segment. Targeted investments in sales and marketing coupled with product refinements drove sales of higher premium products. These trends are early indicators of the progress we have made in executing against our Company’s transformation strategy. However, these trends were interrupted at the end of the quarter due to the COVID-19 pandemic.
“We are operating in an extraordinarily challenging environment as a result of the global pandemic. Early on, we took decisive steps to safely deliver uninterrupted essential service. Previous transformation efforts enabled us to flexibly pivot off a strengthened financial and operational foundation as we actively manage through this crisis and prepare and adapt to the global challenges that lie ahead.”
Mr. Kolander continued, “Through all of this—we are committed to the safety and well-being of our employees, customers and community. Our experienced leadership team and revitalized culture are poised to capitalize on the operational changes that will be necessary to manage through uncertainty and improve service to our customers.”
___________
Excluding $5.5 million one-time realized gain ($4.3 million net of taxes) on the sale of the former headquarters in Q1 2019

         Exhibit 99.1

Business continuity highlights:

•Implemented business continuity plan within three days
•Secured 85% virtual workforce to ensure uninterrupted operations
•Expanded electronic payments capacity to facilitate safe transactions during lockdowns
•Provided selling tools for the new environment through virtual training sessions
•Monitored developments, assessed potential impact and revised operations accordingly

COVID-19 Response and Impact
In response to the COVID-19 pandemic, business continuity plans were implemented within three business days. We took measured actions to lead our operations through this pandemic and provide a path to deliver uninterrupted essential services to our customers and consultants around the world, while at the same time protecting the well-being of our colleagues, customers, and communities.

To safeguard the well-being of our colleagues we transitioned eighty-five percent of our team to a virtual work environment, allowing us to secure these functions and safely deliver uninterrupted service to our customers. Above all, we are committed to preserving jobs, and we have had no layoffs.

Protecting the well-being of our customers means ensuring we maintain the ability to serve and support both our consultants and our customers around the world. We quickly enabled virtual training to ensure our consultants have the tools they need to operate in a new remote environment. We have also expanded our ability to handle electronic payments to facilitate safe transactions during lockdowns, and our call centers remain accessible to provide support and information.

At Citizens, we have strong ties to our community. In 2017, we established a relationship with the Central Texas Food Bank, which entails closing our offices in December every year and working a half-day as a Company at the food bank, as well as giving an annual financial donation. Today, our commitment is now more important than ever, as area unemployment numbers skyrocket and our community members need food. Consequently, as this crisis impacted our community, we matched our annual December donation to the Central Texas Food Bank and intend to serve and donate financially again to this critical community cause as we close out 2020.

Towards the end of the quarter, we began to experience the adverse effect of the disruption in global financial markets. As a result, we recorded $38.5 million of unrealized investment losses and realized equity investment losses of $1.1 million during the quarter. Despite a growing number of polices issued, we experienced at the end of the quarter a slowing in submitted applications, a decrease in renewal premiums and changes to the collections process as a result of the pandemic.

Following state policy, we began to temporarily close offices in Louisiana and began to make changes to our operations and collection processes halting face-to-face interactions between our agents and our customers. We quickly expanded customer payment options such as debit/credit cards and traditional mail.

We are closely monitoring COVID-19 pandemic developments to assess the further impact on our future business and to revise our global operations accordingly. We remain focused on executing our long-term strategy, driving customer centric growth and cultivating enduring values with an emphasis on managing what we can control.

         Exhibit 99.1
Transformation Update

Carrying momentum forward to prioritize operational excellence, growth initiatives and new capabilities to thrive in a new global normal

Stabilize the Core Business
•Injecting talent and capabilities to support the core and create a performance culture
◦Our leadership team continues to instill a problem-solving mindset with the insight and tenacity to respond to the emerging challenges and to preserve jobs
•Resolving legacy regulatory issues and significantly improving financial controls
◦Effective internal controls enable lower audit and consulting expenses
•Modernizing technology and improving operational infrastructure
◦Technology improvements enable significant capability expansion--credit card processing capacity increased significantly supporting stay at home orders

Evaluate, Rationalize and Align
•Enhancing sustainable value and playing to our strengths
◦First responsibility is to protect workers and continue serving customers
◦Utilizing metrics for shifting work to preserve jobs and avoid layoffs
•Aligning producers and collaborators
◦Using virtual meetings to enhance training on products and opportunities counters current sales challenges including face time and medical testing
◦Being a beacon for our international customers and community provides lessons learned and best practices for their entering a more challenging season

Focus and Enable
•Scaling agile methodology within the company
◦Crisis management plan implemented in 3 days--85% remote working without disruption
•Implementing a customer-centric strategy to improve customer experience
◦Continuous focus on identifying new opportunities in our market and operations

Q1 2020 Financial Update (compared with Q1 2019)

Transformation efforts yielding positive trends despite impact of COVID-19 late in the quarter

•Net loss ($3.6) million or ($0.07) per Class A share--$0.01 improvement vs. Q1 2019
•Revenue down 11%--on lower realized investment gains and a decrease in premiums
•Expenses down 19%—on lower audit, consulting and employee-related expenses
•Total assets up 3%--$1.7 billion
•Stockholders’ equity increased 2%--on a change in unrealized gains on securities
•First-year sales increase 19% in Life Segment to $2.7 million
Net loss improved by $0.01 per share--$0.09 improvement per share excluding the one-time realized gain on the sale of the former corporate headquarters. Transformational improvements continued to support positive trends despite the COVID-19 pandemic impact late in the quarter. The adverse effect of the disruption in global financial markets, a slowing in submitted applications, and pressure on collections affected first-quarter results.

         Exhibit 99.1

Revenue declined by 11% on a one-time realized gain in the prior year, and lower insurance premiums partially offset by strong portfolio returns. Net investment income increased by 10.0%, and the average yield on the consolidated portfolio was an annualized rate of 4.31% compared to 4.08% for the same period in 2019 on active management of risk adjusted opportunities.

We continue to employ process improvements to reduce expenses and fuel our transformation effort. After achieving compliance with regulatory requirements and addressing deficiencies in our internal control environment, we are benefiting from reductions in external audit fees and outside consulting fees. Also, employee-related expenses are down as a result of the timing of restricted stock vesting, a leaner executive team and increased efficiency in operations.

Citizens ended the first quarter with approximately $1.7 billion in total assets, $35 million in cash and cash equivalents and no financial debt.

Selected Consolidated Financial Data

For the periods ended as of	3/31/2020	3/31/2019
(In thousands, except per share data)

Balance sheet data
Total assets	$ 1,713,287	1,665,556
Total liabilities	1,497,553	1,453,662
Total stockholders' equity	215,734	211,894

Operating items
Insurance premiums	$ 41,317	42,464
Net investment income	15,169	13,796
Realized investment gains (losses)	(1,306)	5,961
Total revenues	55,722	62,406

Net income (loss) before federal income taxes	(2,235)	2,008
Net income (loss)	(3,584)	(3,802)

Per share data
Book value per share	$ 4.29	4.22
Basic and diluted income (loss) per Class A share	(0.07)	(0.08)

Segment Operations
Our business is comprised of two operating business segments and other non-insurance enterprises as detailed below. Our insurance operations are the primary focus of the Company, as those operations generate most of our income.

Life Insurance

Our Life Insurance segment primarily issues ordinary whole life insurance and endowment policies in U.S. dollar-denominated amounts to foreign residents in more than 20 countries through independent marketing consultants.

         Exhibit 99.1
Home Service Insurance

Our Home Service Insurance segment provides pre-need and final expense ordinary life insurance and annuities to middle- and lower-income individuals primarily in Louisiana, Mississippi, and Arkansas. Our policies in this segment are sold and serviced through a home service marketing distribution system and funeral homes utilizing employees and independent agents.

Other Non-Insurance Enterprises

Other Non-Insurance Enterprises primarily includes the Company's IT and Corporate support functions, which are included in the table presentation below to properly reconcile the segment information with the consolidated financial statements of the Company.

For the periods ended as of	3/31/2020	3/31/2019
(In thousands, except per share data)

LIFE SEGMENT
Total assets	$ 1,262,351	1,216,651

Operating items
Insurance premiums	$ 29,819	30,914
Net investment income	11,480	10,169
Realized investment gains (losses)	735	5,457
Total revenues	42,558	46,723
Net income (loss) before federal income taxes	2,086	4,637

HOME SERVICE SEGMENT
Total assets	$ 384,192	377,649

Operating items
Insurance premiums	$ 11,498	11,550
Net investment income	3,332	3,086
Realized investment gains (losses)	(1,717)	484
Total revenues	13,131	15,121
Net income (loss) before federal income taxes	(2,145)	(334)

OTHER NON-INSURANCE ENTERPRISES
Total assets	$ 66,744	71,256

Operating items
Insurance premiums	$ -	-
Net investment income	357	541
Realized investment gains (losses)	(324)	20
Total revenues	33	562
Net income (loss) before federal income taxes	(2,176)	(2,295)

About Citizens, Inc.
Citizens, Inc. is a financial services company listed on the New York Stock Exchange under the symbol CIA. The Company utilizes a three-pronged strategy for growth based upon worldwide sales of U.S. Dollar-denominated whole life cash value insurance policies, life insurance product sales in the U.S. and final expense and limited liability property product sales in the U.S.

         Exhibit 99.1
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "will," "expect," "anticipate", “believe” “project” "intends," "continue" or comparable words.  Such forward-looking statements may relate to business performance, operational strategy, capital expenditures, technological changes, regulatory actions, and other financial and operational measures. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to the risk factors discussed in detail in “Part I. Item 1A. – Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.  The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company's expectations.  Accordingly, you should not unduly rely on these forward-looking statements.  The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.
For further information CONTACT:
Investor Relations PR@citizensinc.com